Exhibit 99.1

AXIM BIOTECH SECURES EXCLUSIVE LICENCE AGREEMENT TO PATENTED CANNABIDIOL (CBD) GUM

CBD Hemp Oil Chewing Gum Provides Discrete Option for Hemp Consumers Worldwide

May 14, 2015 - NEW YORK, NY – Industrial hemp biosciences industry leader, AXIM Biotechnologies, Inc. (OTC: AXIM), is proud to announce that the Company has successfully secured an exclusive license from CanChew® Biotechnologies, LLC (CanChew), to further develop and produce CanChew® gum, a unique, patented controlled-release cannabinoid-infused chewing gum.

“AXIM Biotech’s strategic focus is bringing to market global innovative solutions that set the ‘green standard’ in the industrial hemp industry and biotechnology,” states George E. Anastassov, MD, DDS, MBA and CEO of AXIM Biotech. “We feel that AXIM’s ability to research cannabinoids and introduce unique delivery methods is a catalyst that will drive new demand for both the consumer retail and pharmaceutical markets.”

It’s interesting to note that hemp and marijuana are both in the cannabis genus. Both plants are comprised of more than 80 of the same cannabinoids but in different proportions and concentrations. For example, industrial hemp has virtually no THC in it. Compared to marijuana, industrial hemp has no capability to elicit a psychoactive effect or so called “high.” AXIM Biotech’s gum will feature patented efficient-release of the non-psychoactive cannabinoid cannabidiol (CBD).

With the goal of providing consumers with a hemp chewing gum, AXIM Biotech’s CanChew® Gum provides vastly improved methods of absorbing 10 mg of CBD from hemp in each efficient-release naturally-flavored piece.  Known for its smoking cessation gum products, Fertin Pharma has been contracted by AXIM Biotech to manufacture its new cannabinoid functional chewing gum line.

Dr. Anastassov continues, “AXIM Biotech is excited to announce that it will also offer consumers a choice of additional flavors and different cannabinoids through the CanChew Plus™ line.”

AXIM Biotech’s Chief Technology Officer, Lekhram Changoer MSc, BSc, adds, “CanChew Plus™ gum is perfectly balanced with CBD and hemp’s natural benefits.  The unique taste, appropriate release profile and, most importantly, the uptake via the oral mucosal membrane makes CanChew Plus™ a must-have product.”

AXIM’s decision to lead with hemp cannabinoid-infused chewing gum provides new consumer options in the rapidly expanding hemp market. According to New Hope, popularity for hemp products is escalating; hemp is ranked 8th in the publication’s top 10. In 2013, just hemp food and body care products totaled $183 million. A recent report by the Hemp Industries Association indicates hemp retail product sales for 2014 are estimated at $620 million.

Dr. Anastassov adds, “ We believe that the acquisition of the license from CanChew Biotechnologies is strategically important for AXIM’s revenue base and future growth.  AXIM’s mission is to find hemp-derived solutions for health conditions with no known cure. We are extremely fortunate to have attracted and gained the support of the world’s leading scientists and business leaders on AXIM’s advisory board.”

The following is a list of all-natural RENECANN™ and ORAXIMAX™ retail products containing hemp CBD and CBG from AXIM Biotech:

•	Chewing Gum

•	Toothpaste

•	Mouthwash

•	Dentifrice

•	Oral Gel (for minor cuts and sores)

•	Diaper Rash Cream

•	Moisturizers

•	Lotions

•	Lip Balm

•	Shampoo

•	Conditioner

•	Body Wash

•	Day & Night Cream

•	Eye Cream

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(Photo Release)

(Caption: AXIM Biotech Unveils CanChew Plus™ (CBD) Chewing Gum)

(Photo Release)

(Caption: AXIM Biotech’s ORAXIMAX™ and RENECANN™ Cannabigerol (CBG) and Cannabidiol (CBD) Products)

(Photo Release)

(Caption: AXIM Biotech Unveils World’s First Cannabigerol (CBG) Oral Care Products)

(Photo Release)

(Caption: RENECANN™ by AXIM Biotech – World’s First Cannabigerol (CBG) Cosmetic Products)

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AXIM Biotech products are tested and free of heavy metals, pesticides, fungi or bacteria.

CanChew’s CBD-infused chewing gum recently garnered Healthy Living Foundation’s Triple Leaf Award and was featured in publications including: Natural Health Magazine, Newsweek Magazine, Dr. Oz The Good Life Magazine, and Readers Digest. The Company supports Veterans organizations including Adopt-A-Soldier Platoon.

AXIM Biotech has been featured by media outlets including: FOX Business, CRAINS New York, MainStreet.com, MJ Freeway, Chemical & Engineering News, Dental Tribune, Pharmaceutical Commerce, Dental Products Report and MJI News. For more information, visit AXIM Biotech’s website.

To arrange for media interviews, contact Andrew Hard, Public Relations Spokesperson, at Andrew.Hard@CMWmedia.com or call 858-380-5478.

About AXIM Biotechnologies, Inc.:

AXIM Biotechnologies, Inc. (OTC:AXIM) is an innovative biotechnology company focusing on research, development and production of pharmaceutical, nutraceutical and cosmetic products where we prioritize the well-being of our customers while embracing a solid fiscal strategy. For more information, visit the Company website at www.AXIMBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Axim Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA). The company does grow, sell, and distribute hemp-based products.

North American Address:

18 East 50th Street, 5 Floor
New York, NY 10022
+1 844 294 6246

European Address:

Boelewerf 32, Unit 3
2987 VD Ridderkerk, The Netherlands
+31 10 8209 227

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